Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2017 Second Quarter Results

MONROVIA, Calif., December 6, 2016 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended October 29, 2016.

“Strong order flow in the second quarter increased funded backlog by 60 percent, sequentially, to $119.6 million, supporting our full year objectives,” said Wahid Nawabi, AeroVironment chief executive officer.  “Second quarter results are in-line with our previously stated forecast and we have made significant progress executing against our strategic objectives.”

"Our business remains strong and we expect robust demand for small unmanned aircraft systems and support services from international customers across the globe.  Our family of Tactical Missile Systems continues to provide uniquely valuable force protection capabilities to United States troops in a growing number of ways.  Leveraging our demonstrated and successful UAS expertise into commercial markets, which represents a large opportunity for our business, remains an important priority for us. In November we unveiled our comprehensive commercial information solution, consisting of the breakthrough Quantix drone, our Decision Support System software platform and turnkey flight services.  As we move into the second half of fiscal 2017, we anticipate an increase in work across our portfolio and remain committed to achieving our financial and strategic objectives and delivering value to our shareholders,” Mr. Nawabi added."

FISCAL 2017 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2017 was $50.1 million, a decrease from second quarter fiscal 2016 revenue of $64.7 million. The decrease in revenue resulted from a decrease in sales in our Unmanned Aircraft Systems (UAS) segment of $15.8 million, partially offset by an increase in sales in our Efficient Energy Systems (EES) segment of $1.1 million.

Gross margin for the second quarter of fiscal 2017 was $17.4 million, a decrease from second quarter fiscal 2016 gross margin of $31.5 million. The decrease in gross margin was primarily due to a decrease in product margin of $14.5 million, partially offset by an increase in service margin of $0.4 million. As a percentage of revenue, gross margin decreased from 49% to 35%. The decrease in gross margin percentage was primarily due to the reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits recorded in the second quarter of fiscal 2016, a decrease in product sales volume, which resulted in an increase in the per unit fixed manufacturing and engineering overhead support cost and an increase sustaining engineering activities in support of our existing products of $1.3 million.

Loss from operations for the second quarter of fiscal 2017 was $4.5 million compared to second quarter fiscal 2016 income from operations of $6.9 million. The decrease in the year over year income from operations was a result of a decrease in gross margin of $14.1 million, partially offset by a decrease in research and development (R&D) expense of $1.4 million and a decrease in selling, general and administrative (SGA) expense of $1.3 million.

Other income, net, for the second quarter of fiscal 2017 was $0.3 million compared to other income, net of $0.1 million for the second quarter of fiscal 2016.

Benefit for income taxes for the second quarter of fiscal 2017 was $48,000 compared to provision for income taxes of $2.6 million for the second quarter of fiscal 2016. The decrease in provision for income taxes was primarily due to a decrease in income before income taxes, an increase in tax credits as a result of federal legislation reinstating the federal research and development tax credit during the three months ended January 30, 2016 and the reversal of a reserve for uncertain tax positions due to the settlement of prior fiscal year audits recorded in the first quarter of fiscal 2017.

Net loss for the second quarter of fiscal 2017 was $4.2 million compared to net income for the second quarter of fiscal 2016 of $4.4 million.

Loss per share for the second quarter of fiscal 2017 was $0.18 compared to earnings per share for the second quarter of fiscal 2016 of $0.19.

FISCAL 2017 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2017 was $86.3 million, a decrease from the first six months’ fiscal 2016 revenue of $111.8 million. The decrease in revenue resulted from a decrease in sales in our UAS segment of $25.4 million. Sales in our EES segment were unchanged at $15.0 million during the first six months of fiscal 2017 and 2016.

Gross margin for the first six months of fiscal 2017 was $24.1 million, a decrease of 49% from the first six months’ fiscal 2016 gross margin of $47.6 million. The decrease in gross margin was due to a decrease in product margin of $23.9 million, partially offset by an increase in service margin of $0.4 million. As a percentage of revenue, gross margin decreased to 28% from 43%. The decrease in gross margin percentage was primarily due to the reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits recorded in the first six months of fiscal 2016, an increase in sustaining engineering activities in support of our existing products of $2.7 million and an increase in warranty related costs of $1.7 million related to certain small UAS delivered in prior periods.

Loss from operations for the first six months of fiscal 2017 was $20.1 million compared to loss from operations for the first six months of fiscal 2016 of $2.2 million. The increase in loss from operations was a result of a decrease in gross margin of $23.5 million, partially offset by a decrease in SG&A expense of $2.9 million and a decrease in R&D expense of $2.6 million.

Other income, net, for the first six months of fiscal 2017 was $0.3 million compared to other expense, net, for the first six months of fiscal 2016 of $2.1 million. The decrease in expense was primarily due to the recording of an other-than-temporary impairment loss of $2.2 million on our CybAero equity securities during the first six months of fiscal 2016. The CybAero equity securities were sold during the second quarter of fiscal 2016.

Benefit for income taxes for the first six months of fiscal 2017 was $3.9 million compared to $1.7 million for the first six months of fiscal 2016. The increase in benefit for income taxes was primarily due to an increase in loss before income taxes, partially offset by an increase in tax credits as a result of federal legislation reinstating the federal research and development tax credit during the three months ended January 30, 2016 and the reversal of a reserve for uncertain tax positions due to the settlement of prior fiscal year audits recorded in the first six months of fiscal 2017.

Net loss for the first six months of fiscal 2017 was $15.8 million compared to net loss for the first six months of fiscal 2016 of $2.6 million.

Loss per share for the first six months of fiscal 2017 was $0.69 compared to loss per share for the first six months of fiscal 2016 of $0.11. Loss per share for the first six months of fiscal 2016 increased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities.

BACKLOG

As of October 29, 2016, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $119.6 million compared to $65.8 million as of April 30, 2016.

FISCAL 2017 — OUTLOOK FOR THE THIRD QUARTER AND THE FULL YEAR

For the third quarter of fiscal 2017, the company expects to generate revenue of between $50 million and $52 million, and loss per fully diluted share of between $0.34 and $0.38.

For fiscal 2017, the company expects to generate revenue of between $260 million and $280 million, and earnings per fully diluted share of between $0.20 and $0.35.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 6, 2016, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 6, 2016, at approximately 4:30 p.m. Pacific Time through Tuesday, December 13, 2016, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 13677282. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Revenue:
Product sales	$29,350	$49,492	$45,087	$76,131
Contract services	20,766	15,239	41,247	35,650
	50,116	64,731	86,334	111,781
Cost of sales:
Product sales	19,197	24,802	34,419	41,567
Contract services	13,502	8,396	27,815	22,658
	32,699	33,198	62,234	64,225
Gross margin:
Product sales	10,153	24,690	10,668	34,564
Contract services	7,264	6,843	13,432	12,992
	17,417	31,533	24,100	47,556
Selling, general and administrative	13,387	14,733	27,050	29,989
Research and development	8,517	9,897	17,117	19,728
(Loss) income from operations	(4,487)	6,903	(20,067)	(2,161)
Other income (expense):
Interest income, net	397	268	772	492
Other expense, net	(130)	(192)	(430)	(2,581)
(Loss) income before income taxes	(4,220)	6,979	(19,725)	(4,250)
(Benefit) provision for income taxes	(48)	2,560	(3,911)	(1,688)
Net (loss) income	$(4,172)	$4,419	$(15,814)	$(2,562)
(Loss) earnings per share data:
Basic	$(0.18)	$0.19	$(0.69)	$(0.11)
Diluted	$(0.18)	$0.19	$(0.69)	$(0.11)
Weighted average shares outstanding:
Basic	23,049,056	22,985,956	23,002,832	22,966,513
Diluted	23,049,056	23,148,456	23,002,832	22,966,513

AeroVironment, Inc.

Reconciliation of (Loss) Earnings per Share (Unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
(Loss) earnings per diluted share as adjusted	$(0.18)	$0.19	$(0.69)	$(0.05)
Other-than-temporary impairment loss and loss on sale of stock	—	—	—	(0.06)
(Loss) earnings per diluted share as reported	$(0.18)	$0.19	$(0.69)	$(0.11)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 29,	April 30,
	2016	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,876	$124,287
Short-term investments	118,208	103,404
Accounts receivable, net of allowance for doubtful accounts of $380 at October 29, 2016 and $262 at April 30, 2016	26,102	56,045
Unbilled receivables and retentions	16,870	18,899
Inventories, net	55,168	37,486
Income tax receivable	3,957	—
Prepaid expenses and other current assets	4,706	4,150
Total current assets	313,887	344,271
Long-term investments	42,559	33,859
Property and equipment, net	17,445	16,762
Deferred income taxes	15,409	15,016
Other assets	598	750
Total assets	$389,898	$410,658
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,662	$17,712
Wages and related accruals	10,021	13,973
Income taxes payable	—	943
Customer advances	3,720	2,544
Other current liabilities	6,997	11,173
Total current liabilities	39,400	46,345
Deferred rent	1,820	1,714
Capital lease obligations - net of current portion	276	449
Other non-current liabilities	193	184
Liability for uncertain tax positions	62	441
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,371,943 shares at October 29, 2016 and 23,359,925 at April 30, 2016	2	2
Additional paid-in capital	156,667	154,274
Accumulated other comprehensive loss	(158)	(201)
Retained earnings	191,636	207,450
Total stockholders’ equity	348,147	361,525
Total liabilities and stockholders’ equity	$389,898	$410,658

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 29,	October 31,
	2016	2015
Operating activities
Net loss	$(15,814)	$(2,562)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,401	2,765
Loss from equity method investments	111	122
Impairment of available-for-sale securities	—	2,186
Provision for doubtful accounts	119	(231)
Losses on foreign currency transactions	269	63
Loss on sale of equity securities	—	219
Deferred income taxes	(329)	215
Stock-based compensation	1,813	2,082
Tax benefit from exercise of stock options	22	196
Gain on disposition of property and equipment	(7)	—
Amortization of held-to-maturity investments	1,259	2,146
Changes in operating assets and liabilities:
Accounts receivable	29,562	(8,908)
Unbilled receivables and retentions	2,029	5,558
Inventories	(17,682)	(8,922)
Income tax receivable	(3,957)	(2,887)
Prepaid expenses and other assets	(555)	119
Accounts payable	1,413	(7,653)
Other liabilities	(7,933)	(7,417)
Net cash used in operating activities	(6,279)	(22,909)
Investing activities
Acquisition of property and equipment	(4,514)	(2,804)
Equity method investment	—	(186)
Redemptions of held-to-maturity investments	53,961	55,847
Purchases of held-to-maturity investments	(79,052)	(43,072)
Proceeds from the sale of property and equipment	7	—
Sales and redemptions of available-for-sale investments	400	987
Net cash (used in) provided by investing activities	(29,198)	10,772
Financing activities
Purchase and retirement of common stock	—	(3,756)
Principal payments of capital lease obligations	(192)	—
Tax withholding payment related to net settlement of equity awards	—	(29)
Exercise of stock options	258	544
Net cash provided by (used in) financing activities	66	(3,241)
Net decrease in cash and cash equivalents	(35,411)	(15,378)
Cash and cash equivalents at beginning of period	124,287	143,410
Cash and cash equivalents at end of period	$88,876	$128,032
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$1,786	$1,519
Non-cash activities
Unrealized change in fair value of long-term investments recorded in accumulated other comprehensive loss, net of deferred tax expense of $29 and $18, respectively	$43	$27
Reclassification from share-based liability compensation to equity	$307	$228
Acquisitions of property and equipment included in accounts payable	$704	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Revenue:
UAS	$40,829	$56,589	$71,326	$96,756
EES	9,287	8,142	15,008	15,025
Total	50,116	64,731	86,334	111,781
Cost of sales:
UAS	25,936	28,314	51,019	54,780
EES	6,763	4,884	11,215	9,445
Total	32,699	33,198	62,234	64,225
Gross margin:
UAS	14,893	28,275	20,307	41,976
EES	2,524	3,258	3,793	5,580
Total	17,417	31,533	24,100	47,556
Selling, general and administrative	13,387	14,733	27,050	29,989
Research and development	8,517	9,897	17,117	19,728
(Loss) income from operations	(4,487)	6,903	(20,067)	(2,161)
Other income (expense):
Interest income, net	397	268	772	492
Other expense, net	(130)	(192)	(430)	(2,581)
(Loss) income before income taxes	$(4,220)	$6,979	$(19,725)	$(4,250)

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AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com